Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214816

SUBJECT TO COMPLETION, DATED JULY 27, 2017

This preliminary prospectus supplement and accompanying prospectus relate to an effective registration statement under the United States Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 13, 2017)

Shares

Kamada Ltd.

Ordinary Shares

We are offering                                  of our ordinary shares.

Our ordinary shares are traded on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange under the symbol “KMDA.” On July 26, 2017, the last reported sale price for our ordinary shares on Nasdaq Global Select Market was $5.15 per share on Nasdaq Global Select Market and NIS 19.17 per share on the Tel Aviv Stock Exchange.

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before you invest in our securities.

None of the Securities and Exchange Commission, the Israeli Securities Authority, or any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Kamada Ltd. (before expenses)	$	$

(1)	See “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional                   ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            , and the total proceeds to us, before expenses, will be $                     .   Delivery of the ordinary shares is expected to be made on or about July         , 2017 in book-entry form through the facilities of the Depository Trust Company.

Sole Book-Running Manager

Cantor Fitzgerald & Co.

Co-Managers

Raymond James	Oppenheimer & Co.	Ladenburg Thalmann	Chardan

The date of this prospectus supplement is July      , 2017.

S - i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offering of our ordinary shares. Before buying any of the ordinary shares that we are offering, we urge you to carefully read this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in connection with this offering, and the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to, and updates information contained in, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission, or the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we make future filings with the SEC to update the information contained in documents that have been incorporated by reference, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, “U.S. dollars,” “$” or “dollars” are to United States dollars, and the terms “we,” “us,” “our company,” “our,” and “Kamada” refer to Kamada Ltd., along with its consolidated subsidiaries.

S - ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements that relate to future events or our future financial performance, which express the current beliefs and expectations of our management. Such statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual future results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include all statements that are not historical facts and can be identified by words such as, but without limitation, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “likely,” “will,” “would,” “could,” and similar expressions or phrases. We have based these forward-looking statements largely on our management’s current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements regarding: the plans, strategies and objectives of management for future operations, including our intent to initiate a Phase 3 pivotal study of Inhaled AAT for AATD in the U.S. and to resubmit the MMA if we obtain additional positive data from such Phase 3 trial and to complete a Phase 2/3 study with AAT (IV) for the treatment of GvHD in the U.S. and European markets; our anticipated use of proceeds; any statements concerning our product candidates and product development; and our future financial and operating results, plans and expectations, including our preliminary second quarter 2017 financial results. All forward-looking statements involve risks, assumptions and uncertainties. You should not rely upon forward-looking statements as predictors of future events. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which may not predictable or within our control. Actual results may differ materially from expected results. See the sections “Risk Factors” beginning on page S-4 of this prospectus supplement and “Item 3. Key Information - D. Risk Factors” in our most recent Annual Report on Form 20-F for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All of the forward-looking statements we have included in this prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference are based on information available to us on the date of this prospectus supplement. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference might not occur.

S - iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our ordinary shares. You should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, as well as the information incorporated by reference herein, before deciding whether to invest in our ordinary shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in our ordinary shares is appropriate for you.

Our Company

We are an orphan drug focused, plasma-derived protein therapeutics company with an existing marketed product portfolio and a robust late-stage product pipeline. We currently have five late-stage plasma-derived protein product candidates in development, including our inhaled formulation of AAT for treatment of AAT deficiency (“Inhaled AAT for AATD”), for which we have completed a Phase 2/3 clinical trial in Europe and a Phase 2 clinical trial in the United States.

We operate in two segments: the Proprietary Products segment, in which we develop and manufacture plasma-derived therapeutics and market them in more than 15 countries, and the Distribution segment, in which we distribute drugs manufactured by third-parties for critical use in Israel, most of which are produced from plasma or its derivative products.  We are expecting to generate $100 million of revenues in 2017.

Recent Developments

Updates for Inhaled AAT for AATD Program

The Phase 2/3 clinical trial in Europe did not meet its primary or other pre-defined endpoints. Following our discussions with the European Medicines Agency (the “EMA”) in regards to the study results, we recently withdrew the Marketing Authorization Application (“MAA”) in Europe for our Inhaled AAT for AATD, which relied on this single pivotal clinical trial.  It is our intent to resubmit the application if we obtain positive data from our planned Phase 3 U.S. pivotal study of Inhaled AAT for AATD.

When we presented the data from the European Phase 2/3 study to the U.S. Food and Drug Administration (the “FDA”), the agency expressed concerns and questions about that data, primarily related to the safety and efficacy of Inhaled AAT for the treatment of AATD and the risk/benefit balance to patients based on that data. Those questions and concerns will need to be resolved before the FDA will allow us to proceed with additional clinical development of Inhaled AAT in the United States, including the planned Phase 3 pivotal study.  In order to address the FDA comments, in April 2017, we submitted to the agency the results of the U.S. Phase 2 data together with a proposed Phase 3 synopsis. The FDA has provided us with guidance for further development of the synopsis and requested that we submit a complete proposed study protocol for the next phase prior to enabling us to continue clinical development and initiate the Phase 3 study in the United States. On July 18, 2017, we submitted a full study protocol, which we believe addresses the remaining concerns and questions identified by the FDA. We will need to receive authorization from the FDA in order to proceed with the clinical development of Inhaled AAT in the United States, including our proposed Phase 3 trial.

The proposed Phase 3 pivotal study is intended to treat AATD subjects with inhaled AAT at a dose of  80 mg once daily for a period of two years, with a placebo arm at a 2:1 ratio with cross over to the treatment arm following a period of 12 months. In parallel, a concurrent Intravenous AAT (AAT IV) arm will be evaluated for two years. The study is planned to include approximately 200-300 patients, and is expected to measure lung function as a primary endpoint and lung density as a secondary endpoint.

Preliminary Second Quarter 2017 Financial Results

The preliminary information and estimates set forth below contain forward-looking statements. You should not place undue reliance on such preliminary information and estimates because they may prove to be materially inaccurate.  The preliminary information have not been compiled or examined by our independent registered public accounting firm and they are subject to revision as we prepare our unaudited consolidated financial statements as of and for the period ended June 30, 2017, including all disclosures required by International Financial Reporting Standards, or IFRS, as interpreted by the International Accounting Standards Board, or IASB, and as our independent registered public accounting firm conducts certain procedures with respect to these financial statements. While we believe that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. Factors that could cause our preliminary information and estimates to differ from the indications presented below include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles for, the financial results for the period ended June 30, 2017; (ii) discovery of new information that impacts these results; and (iii) accounting changes required by IFRS as interpreted by IASB.

Our first quarter 2017 financial results, which were reported on May 16, 2017, are incorporated herein by reference.  Our unaudited consolidated financial statements as of and for the quarter ended March 31, 2017 were not reviewed in accordance with the standards of the Public Company Accounting Oversight Board by our independent registered public accounting firm.  Therefore, it is possible that if these financial statements were reviewed, there would be certain adjustments or other changes to those quarterly financial statements.  In addition, it is possible that there could be certain adjustments or changes to our quarterly financial statements after our annual financial statements for 2017 are audited by our independent registered public accounting firm.

As of June 30, 2017, our cash, cash equivalents and short-term investments amounted to $26.9 million.

For the three month period ended June 30, 2017, we expect revenues of $32.5 million, with $26.8 million from the Proprietary Products segment and $5.7 million from the Distribution segment, and gross profit in the range of $11.0 million to $12.0 million, with gross margin between 38% to 41% in the Proprietary Products segment and between 15% to 16% in the Distribution segment. Revenues are expected to be higher than the $19.1 million reported for the three months ended June 30, 2016, primarily as a result of an increase in the volume of sales in the Proprietary Products segment and the expected recognition of $11.5 million of revenues delayed from the first quarter of 2017 to the second quarter of 2017, partially offset by a slight decrease in revenues from the Distribution segment. Gross profit is expected to be higher than the $5.6 million reported for the three months ended June 30, 2016, primarily as a result of an increase in revenues from the Proprietary Products segment.

For the six month period ended June 30, 2017, we expect revenues of $44.2 million, with $33.5 million from the Proprietary Products segment and $10.7 million from the Distribution segment, and gross profit in the range of $13.5 million to $14.5 million, with gross margin between 35% to 38% in the Proprietary Products segment and between 15% to 16% in the Distribution segment.

THE OFFERING

Ordinary shares offered by us	ordinary shares.

Ordinary shares to be outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Option to purchase additional ordinary shares
We have granted the underwriters an option to purchase up to            additional ordinary shares.  This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds
We currently intend to use the net proceeds from this offering for general corporate purposes, including a Phase 3 study in the United States for Inhaled AAT for AATD upon FDA approval and a Phase 2/3 study with AAT (IV) for the treatment of GvHD in Europe and in the United States upon receipt of the relevant regulatory approvals and in-licensing of marketed products or technologies. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the net proceeds to us from this offering. We may find it necessary to shift funds reserved for one category of uses to another purpose.  For example, we may, subsequent to this offering, pursue strategic opportunities that may arise, such as potential in-licensing opportunities, partnerships or acquisition opportunities.  See “Use of Proceeds” on page S-15 of this prospectus supplement.

Risk Factors
Before deciding to invest in our ordinary shares, you should read carefully and consider the risks set forth in the “Risk Factors” section beginning on page S-4 and “Special Note Regarding Forward-Looking Statements” on page S-iii of this prospectus supplement, as well as the risks described in our reports incorporated by reference into this prospectus supplement and the accompanying prospectus.

Trading symbol for our ordinary shares	Our ordinary shares are listed on each of the Nasdaq Global Select Market, or Nasdaq, and the Tel Aviv Stock Exchange, or TASE, under the symbol “KMDA”.

The number of our ordinary shares to be outstanding immediately after this offering is based upon 36,421,406 ordinary shares outstanding as of March 31, 2017. The number of ordinary shares does not include the ordinary shares subject to the underwriters’ option to purchase additional shares and also excludes the following:

•
an aggregate of 2,320,331 ordinary shares issuable upon exercise of options at a weighted average exercise price of NIS 35.29 (or approximately $9.80) per share and an aggregate of 25,333 restricted shares granted to certain managers;

•	an aggregate of 178,573 ordinary shares reserved for future issuance under our 2011 Israeli Share Award Plan as of March 31, 2017; and
•	no ordinary shares issued since March 31, 2017.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise or settlement of the outstanding options or other equity awards described above and no exercise of the underwriter’s option to purchase additional ordinary shares.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, you should carefully consider the risks discussed below and under the section entitled “Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2016 and any updates in our reports on Form 6-K, before making a decision about investing in our securities. The risks and uncertainties previously described and discussed below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our ordinary shares could decline and you could lose part or all of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to Regulatory Matters

We may not be able to commercialize our product candidates in development for numerous reasons.

Before obtaining regulatory approval for the sale of our product candidates, including Inhaled AAT for AATD, or for the marketing of existing products for new indications, we must conduct, at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. We cannot predict how long the approval processes of the FDA, the EMA, the regulatory authorities in Israel or any other applicable regulatory authority or agency for any of our product candidates will take or whether any such approvals ultimately will be granted. The FDA, the EMA, the regulatory authorities in Israel and other regulatory agencies have substantial discretion in the relevant drug approval process over which they have authority, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. The approval process varies from country to country and the requirements governing the conduct of clinical trials, product manufacturing, product licensing, pricing and reimbursement vary greatly from country to country.

Preclinical and clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. For example, the Phase 2/3 clinical trial in Europe for Inhaled AAT for AATD did not meet its primary or other pre-defined endpoints and we subsequently withdrew the MAA in Europe for our Inhaled AAT for AATD. We have experienced other unforeseen events that have delayed our ability to receive regulatory approval for certain of our product candidates, and may in the future experience similar or other unforeseen events during, or as a result of, preclinical testing or the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including that:

•	regulators may not authorize us to commence or conduct a clinical trial within a country or at a prospective trial site;

•	the regulatory requirements for product approval may not be explicit, may evolve over time and may diverge among jurisdictions;

•	delays may occur in obtaining our clinical materials;

•
our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or to abandon strategic projects;

•
the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower or more difficult than we anticipate or participants may withdraw from our clinical trials at higher rates than we anticipate;

•	delays may occur in reaching agreement on acceptable clinical trial agreement terms with prospective sites or obtaining institutional review board approval;

•	our strategic partners may not achieve their clinical development goals and/or comply with their relevant regulatory requirements;

•	our third-party contractors, such as contract research organizations, may fail to comply with regulatory requirements or meet their contractual obligations to us;

•	we may be forced to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks or if any participant experiences an unexpected serious adverse event;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•
undetected or concealed fraudulent activity by a clinical researcher, if discovered, could preclude the submission of clinical data prepared by that researcher, lead to the suspension or substantive scientific review of one or more of our marketing applications by regulatory agencies, and result in the recall of any approved product distributed pursuant to data determined to be fraudulent;

•	the cost of our clinical trials may be greater than we anticipate;

•
an audit of preclinical or clinical studies by the FDA, the EMA, the regulatory authorities in Israel or other regulatory authorities may reveal noncompliance with applicable regulations, which could lead to disqualification of the results of such studies and the need to perform additional studies; and

•	our product candidates may not achieve the desired clinical benefits or may cause undesirable side effects, or the product candidates may have other unexpected characteristics.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if safety concerns arise, we may:

•	be delayed in obtaining regulatory or marketing approval for our product candidates;

•	be unable to obtain regulatory and marketing approval;

•	decide to halt the clinical trial or other testing;

•	be required to conduct additional trials under a conditional approval;

•	be unable to obtain reimbursement for our products in all or some countries;

•	only obtain approval for indications that are not as broad as we initially intend;

•	have the product removed from the market after obtaining marketing approval from the FDA, the EMA, the regulatory authorities in Israel or other regulatory authorities; and

•	be delayed in, or prevented from, the receipt of clinical milestone payments from our strategic partners.

Our product development costs will also increase if we experience delays in testing or approvals. There can be no assurance that any preclinical test or clinical trial will begin as planned, will not need to be restructured or will be completed on schedule, if at all. Because we generally apply for patent protection for our product candidates during the development stage, significant preclinical or clinical trial delays also could lead to a shorter patent protection period during which we may have the exclusive right to commercialize our product candidates, if approved, or could allow our competitors to bring products to market before we do, impairing our ability to commercialize our products or product candidates. For example, in the past, we have experienced delays in the commencement of clinical trials, such as a delay in patient enrollment for our clinical trials in Europe for Inhaled AAT for AATD and a delay in receiving approval for the commencement of Phase II trials in the United States for Inhaled AAT for AATD until further preclinical testing results were submitted.  Furthermore, we will need to address the questions and concerns that the FDA expressed relating to the data from the European Phase 2/3 study, primarily related to the safety and efficacy and the risk/benefit balance to patients based on that data, before the FDA will allow us to proceed with additional clinical development of Inhaled AAT in the United States, including our planned Phase 3 pivotal study.

Even if preclinical trials are successful, we still may be unable to commercialize a product because of difficulties in obtaining regulatory approval for its production process or problems in scaling that process to commercial production.

Pre-clinical studies, including studies of our product candidates in animal models of disease, may not accurately predict the result of human clinical trials of those product candidates. In particular, new indications for our AAT products that are entering into Phase I and II clinical trials may be found not to be safe and/or efficacious when studied further in Phase III trials. To satisfy FDA or other applicable regulatory approval standards for the commercial sale of our product candidates, we must demonstrate in adequate and controlled clinical trials that our product candidates are safe and effective. Success in early clinical trials, including Phase II trials, does not ensure that later clinical trials will be successful. Initial results from Phase I and II clinical trials also may not be confirmed by later analysis or subsequent larger clinical trials. A number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials.

We cannot provide assurance that any products we may seek to develop or are currently developing, such as Inhaled AAT for AATD, will ever be successfully commercialized. If such products are not eventually commercialized, the significant expense and lack of associated revenue could materially adversely affect our business.

If we are unable to successfully introduce new products and indications or fail to keep pace with advances in technology, our business, financial condition and results of operations may be adversely affected.

We operate in highly innovative businesses. We currently rely on sales of Glassia for the treatment of AATD for a significant portion of our total revenues. However, our continued growth depends in large part on our ability to develop and obtain regulatory approvals of new products, new enhancements and/or new indications for our products and product candidates. Obtaining regulatory approval in any jurisdiction, including from the EMA or the FDA, involves significant uncertainty and may be time consuming and require significant expenditures. See “—Research and development efforts invested in our pipeline of specialty and other products may not achieve expected results.” We have experienced delays at various stages of obtaining regulatory approval in the past, and failure to obtain regulatory approval of the Inhaled AAT for AATD product or of any of our other product candidates or additional indications in a timely manner or at all, would materially adversely impact our business prospects. For example, the Phase 2/3 clinical trial in Europe for Inhaled AAT for AATD did not meet its primary or other pre-defined endpoints and we subsequently withdrew the MAA in Europe for our Inhaled AAT for AATD. When we presented the data from the European Phase 2/3 study to the FDA, the agency expressed concerns and questions about that data, primarily related to the safety and efficacy of our Inhaled AAT for AATD and the risk/benefit balance to patients based on that data. Those questions and concerns will need to be resolved before the FDA will allow us to proceed with additional clinical development of Inhaled AAT in the United States, including our planned Phase 3 pivotal study. See also “—We may not be able to commercialize our product candidates in development for numerous reasons.”

The development of innovative products and technologies that improve efficacy, safety, patients’ and clinicians’ ease of use and cost-effectiveness, involve significant technical and business risks. The success of new product offerings will depend on many factors, including our ability to properly anticipate and satisfy customer needs, adapt to new technologies, obtain regulatory approvals on a timely basis, demonstrate satisfactory clinical results, manufacture products in an economic and timely manner, engage qualified distributors for different territories and differentiate our products from those of our competitors. If we cannot successfully introduce new products, adapt to changing technologies or anticipate changes in our current and potential customers’ requirements, our products may become obsolete and our business could suffer.

Research and development efforts invested in our pipeline of specialty and other products may not achieve expected results.

We must invest increasingly significant resources to develop specialty products through our own efforts and through collaboration with third parties in the form of partnerships or otherwise. The development of specialty pharmaceutical products involves high-level processes and expertise and carries a significant risk of failure. For example, the average time from the pre-clinical phase to the commercial launch of a specialty pharmaceutical product can be 15 years or longer, and involves multiple stages: not only intensive preclinical and clinical testing, but also highly complex, lengthy and expensive regulatory approval processes, which can vary from country to country. The longer it takes to develop a pharmaceutical product, the longer it may take for us to recover our development costs and generate profits, and, depending on various factors, we may not be able to ever recover such costs or generate profits.

During each stage of development, we may encounter obstacles that delay the development process and increase expenses, leading to significant risks that we will not achieve our goals and may be forced to abandon a potential product in which we have invested substantial amounts of time and money. These obstacles may include the following: preclinical-study failures; difficulty in enrolling patients in clinical trials; delays in completing formulation and other work needed to support an application for approval; adverse reactions or other safety concerns arising during clinical testing; insufficient clinical trial data to support the safety or efficacy of a product candidate; other failures to obtain, or delays in obtaining, the required regulatory approvals for a product candidate or the facilities in which a product candidate is manufactured; regulatory restrictions which may delay or block market penetration and the failure to obtain sufficient intellectual property rights for our products.

Because of the amount of time and expense required to be invested in augmenting our pipeline of specialty and other products, including the unique know-how which may be required for such purpose, we may seek partnerships or joint ventures with third parties from time to time, and consequently face the risk that some or all of these third parties may fail to perform their obligations, or that the resulting arrangement may fail to produce the levels of success that we are relying on to meet our revenue and profit goals.

Our business requires substantial capital, including potential investments in large capital projects, to operate and grow and to achieve our strategy of realizing increased operating leverage.

In order to obtain FDA, EMA and other regulatory approvals for product candidates and new indications for existing products, we may be required to enhance the facilities in which and processes by which we manufacture existing products, to develop new product delivery mechanisms for existing products, to develop innovative product additions and to conduct clinical trials. We face a number of obstacles that we will need to overcome in order to achieve our operating goals, including but not limited to the successful development of experimental products for use in clinical trials, the design of clinical study protocols acceptable to the FDA, the EMA and other regulatory authorities, the successful outcome of clinical trials, scaling our manufacturing processes to produce commercial quantities or successfully transition technology, obtaining FDA, EMA and other regulatory approvals of the resulting products or processes and successfully marketing an approved or new product with applicable new processes. To finance these various activities, we may need to incur future debt or issue additional equity. We may not be able to structure our debt obligations on favorable economic terms and any offering of additional equity would result in a dilution of the equity interests of our current shareholders. A failure to fund these activities may harm our growth strategy, competitive position, quality compliance and financial condition.

In addition, any enhancements to our manufacturing facilities necessary to obtain FDA or EMA approval for product candidates or new indications for existing products could require large capital projects. We may also undertake such capital projects in order to maintain compliance with cGMP or expand capacity. Capital projects of this magnitude involve technology and project management risks. Technologies that have worked well in a laboratory or in a pilot plant may cost more or not perform as well, or at all, in full scale operations. Projects may run over budget or be delayed. We cannot be certain that any such project will be completed in a timely manner or that we will maintain our compliance with cGMP, and we may need to spend additional amounts to achieve compliance. Additionally, by the time multi-year projects are completed, market conditions may differ significantly from our initial assumptions regarding competitors, customer demand, alternative therapies, reimbursement and public policy, and as a result capital returns may not be realized. In addition, to fund large capital projects, we may similarly need to incur future debt or issue additional dilutive equity. A failure to fund these activities may harm our growth strategy, competitive position, quality compliance and financial condition.

Our Proprietary Products segment operates in a highly competitive market.

We compete with well-established drug companies, including two to four large competitors for each of our products in the Proprietary Products segment. These large competitors include CSL Behring Ltd., Shire, Cangene Corporation and Grifols S.A., which acquired a previous competitor, Talecris Biotherapeutics, Inc., in 2011. We compete against these companies for, among other things, licenses, expertise, clinical trial patients and investigators, consultants and third-party strategic partners. We also compete with these companies for market share for certain products in the Proprietary Products segment. Our large competitors have advantages in the market because of their size, financial resources, markets and the duration of their activities and experience in the relevant market, especially in the United States and countries of the European Union. As a result, they may be able to devote more funds to research and development and new production technologies, as well as to the promotion of their products and business. These competitors may also be able to sustain for longer periods a deliberate substantial reduction in the price of their products or services. Some of them also have an additional advantage regarding the availability of raw materials, as they manufacture plasma and its products or own companies that collect or produce raw materials such as plasma.

Our products generally do not benefit from patent protection and compete against similar products produced by other providers. Additionally, the development by a competitor of a similar or superior product or increased pricing competition may result in a reduction in our net sales or a decrease in our profit margins. For example, we believe that there are two main competitors in the AAT market: Grifols and CSL. We estimate that Grifols’ AAT by infusion product for the treatment of AATD, Prolastin A1PI, accounts for 50% market share in the United States and more than 70% of sales in the worldwide market for the treatment of AATD, which also includes sales of Prolastin in different European countries. Apart from its sales through Talecris’ historical business, Grifols is also a local producer of the product in the Spanish market and operates in Brazil. CSL’s intravenous AAT product is mainly sold in the United States. In 2015, CSL’s intravenous AAT product was granted centralized marketing authorization in Europe and CSL launched the product in a few European countries during 2016.There is another, smaller local producer in the French market, LFB S.A. In addition, we estimate that each of Grifols and CSL owns approximately 150 operating plasma collection centers located across the United States.

Similarly, if a new AAT formulation with a significantly improved rate of administration is adopted (including, for example, aerosol inhalation or one that can demonstrate statistically significant efficacy), the market share of our current AAT product, Glassia, could be negatively impacted. While we are in the process of developing Inhaled AAT for AATD, our competitors may also be attempting to develop similar products or products that could be substitutions for AAT products, such as gene therapy. For example, Grifols has completed a limited clinical trial for the development of an inhaled formulation of AAT for the indication of cystic fibrosis. While we believe that these products are in the early stages of development, they may eventually be successfully developed and launched. Furthermore, even if we are able to commercialize Inhaled AAT for AATD prior to the development of comparable products by our competitors, sales of Inhaled AAT for AATD, subject to approval of such product by the applicable regulatory authorities, could adversely impact our revenue and growth of sales of Glassia, our current AATD product.

In addition, our plasma-derived protein therapeutics face competition from existing non-plasma products and other courses of treatments. For example, we believe our main competitor for KamRho(D) (IM and IV) is Kedrion, which in 2012 acquired the Anti-Rh product line of Ortho-Clinical Diagnostics, Inc., formerly our main competitor for KamRho(D) (IM or IV). Kedrion sells a product that we estimate accounts for approximately 50% of sales in the U.S. anti-Rh market. We believe there are three additional competitors in this market: Cangene, Grifols and CSL. Additionally, in 2008, GlaxoSmithKline plc and Amgen Inc. launched thrombopoietin inhibitors targeting immune thromobocytopenic purpura (“ITP”) patients, which may reduce the demand for KamRho(D) (IV) to treat ITP. New treatments, such as small molecules, monoclonal or recombinant products, may also be developed for indications for which our products are now used. We do not currently sell any recombinant products. We have begun developing recombinant versions of AAT, but we cannot be certain that such products will ever be approved or commercialized. See “Item 4. Information on the Company — Our Product Pipeline and Development Program — Recombinant AAT” in our Annual Report on Form 20-F for the year ended December 31, 2016.  The main advantage of recombinant AAT is its potentially higher availability at lower price per raw material. As a result, our product offerings may remain plasma-derived, even if our competitors offer competing recombinant or other non-plasma products or treatments.

Our business is currently highly concentrated on our flagship product, Glassia, and our largest geographic region, the United States. Any adverse market event with respect to such product or the United States would have a material adverse effect on our business.

We rely heavily upon the sales of our AAT intravenous product, Glassia. Revenue from our intravenous AAT deficiency (“AATD”) products comprised approximately 56%, 43%, and 42% of our total revenues for the years ended December 31, 2016, 2015 and 2014 respectively. If Glassia were to lose significant sales, or was substantially or completely displaced in the market, we would lose a significant and material source of our total revenues. Similarly, if Glassia were to become the subject of litigation and/or an adverse governmental ruling requiring us to cease the manufacturing, export or sales of Glassia, our business would be adversely affected.

In addition, we have a partnership arrangement with Shire, pursuant to which Shire is the sole distributor of Glassia in the United States, Canada, Australia and New Zealand. Shire is a  global specialty biopharmaceutical public company listed on the Nasdaq and London Stock Exchanges. The partnership agreement was originally executed in 2010 with Baxter International Inc. (“Baxter”).  During 2015, Baxter assigned all its rights under the partnership agreement to Baxalta US Inc. (“Baxalta”), an independent public company which spun- off from Baxter. In 2016, Shire completed its acquisition of Baxalta, and as a result, all Baxalta’s rights under the partnership agreement have been assigned to Shire. Revenue derived from our partnership with Shire, which consists of sales of Glassia and milestone revenue, accounted for approximately 52%, 37% and 36% of our total revenues in the years ended December 31, 2016, 2015 and 2014, respectively. Additionally, we depend upon Shire for the supply of fraction IV plasma for our production of Glassia to be sold in the United States. If our relationship with Shire were to deteriorate, or if Shire’s sales of Glassia were to decline, our business would be adversely affected.  See “—In our Proprietary Products segment, we currently rely on one of our strategic partners that accounts for a significant portion of our total sales and our distribution plan for our principal product candidate relies on another strategic partner, and any disruption to our relationships with these distributors would have an adverse effect on our results of operations and profitability.”

We also rely heavily upon sales from the United States, which comprised approximately 52%, 38% and 37% of our total revenues for the years ended December 31, 2016, 2015 and 2014, respectively. If our U.S. sales were significantly impacted by either material changes to government or private payor reimbursement, by other regulatory developments, by competition or other factors, then our business would be adversely affected.

In our Proprietary Products segment, we currently rely on one of our strategic partners that accounts for a significant portion of our total sales and our distribution plan for our principal product candidate relies on another strategic partner, and any disruption to our relationships with these distributors would have an adverse effect on our results of operations and profitability.

Pursuant to our partnership arrangement with Shire, Shire is the sole distributor of Glassia in the United States, Canada, Australia and New Zealand. Sales to Shire accounted for approximately 52%, 37% and 36% of our total revenues in the years ended December 31, 2016, 2015 and 2014, respectively. We also depend upon Shire for the supply of fraction IV plasma for our production of Glassia to be sold in the United States. See “—We would become supply-constrained and our financial performance would suffer if we were unable to obtain adequate quantities of source plasma or plasma derivatives or specialty ancillary products approved by the FDA, the EMA or the regulatory authorities in Israel, or if our suppliers were to fail to modify their operations to meet regulatory requirements.”

Currently, revenue derived from our relationship with Shire consists of sales of Glassia, which we incur cost of revenues to produce, and milestone revenue. Pursuant to the Exclusive Manufacturing, Supply and Distribution Agreement, as amended, after 2020, Shire has no obligation to purchase a minimum amount of Glassia; however, Shire’s failure to purchase a specified minimum quantity of Glassia over a period of 24 consecutive months beginning in 2016 until the expiration of the agreement, provides us with the right to terminate the agreement. Additionally, Shire is not expected to begin producing Glassia itself before 2021 at the earliest, at which point it will pay us royalties. While we would generate higher margins from royalties, as we would not incur cost of revenues, we will receive lower revenues per unit sold. We plan to replace that revenue by producing other products, including for sales in Europe, and through increases in the volume of units sold. If we cannot obtain regulatory approval for such other products and make such sales in Europe or were unable to increase sales of our other products generally, our revenues would be adversely impacted, and our operating results would be adversely impacted as we would continue to incur fixed costs relating to our manufacturing facility. If our relationship with Shire were to deteriorate, our sales through this channel and our supply of fraction IV could be adversely affected.

If we fail to maintain our relationship with Shire, we could face significant costs in finding a replacement distributor for the markets Shire serve for Glassia and a replacement supplier of fraction IV for Glassia. Delays in establishing a relationship with a new distributor and supplier could lead to a decrease in our sales and a deterioration in our market share compared to one or more of our competitors. Any of the foregoing developments could have an adverse effect upon our sales, margins and profitability.

If our manufacturing facility in Beit Kama, Israel were to suffer a serious accident, contamination, force majeure event materially affecting our ability to operate and produce saleable plasma-derived protein therapeutics, all of our manufacturing capacity could be shut down for an extended period.

We rely on a single manufacturing facility in Beit Kama, which is located in southern Israel, approximately 20 miles from the Gaza Strip. All of our revenues in our Proprietary Products segment are derived from products manufactured at this facility. If this facility were to suffer an accident or a force majeure event such as war, terrorist attack, earthquake, major fire or explosion, major equipment failure or power failure lasting beyond the capabilities of our backup generators or similar event, or contamination, our revenues would be materially adversely affected. In this situation, our manufacturing capacity could be shut down for an extended period, we could experience a loss of raw materials, work in process or finished goods inventory and our ability to operate our business would be harmed. In addition, in any such event, the reconstruction of our manufacturing facility and storage facilities, and the regulatory approval of the new facilities could be time-consuming. During this period, we would be unable to manufacture our plasma-derived protein therapeutics.

Our insurance against property damage and business interruption insurance may be insufficient to mitigate the losses from any such accident or force majeure event. We may also be unable to recover the value of the lost plasma or work-in-process inventories, as well as the sales opportunities from the products we would be unable to produce, or the loss of customers during such period.

Risks Related to This Offering and Our Securities

Our share price may be volatile.

The market price of our ordinary shares is highly volatile and could be subject to wide fluctuations in price as a result of various factors, some of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	overall conditions in the specialty pharmaceuticals market;

•	loss of significant customers or changes to agreements with our strategic partners;

•	changes in laws or regulations applicable to our products;

•	actual or anticipated changes in our growth rate relative to our competitors’;

•	announcements of clinical trial results, technological innovations, significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

•	changes in key personnel;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	the issuance of new or updated research reports by securities analysts;

•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain intellectual property protection for our technologies;

•	announcement of, or expectation of, additional financing efforts;

•	sales of our ordinary shares by us or our shareholders, including pursuant to this offering or otherwise pursuant to our registration statement on Form F-3;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	recalls and/or adverse events associated with our products;

•	the expiration of contractual lock-up agreements with our executive officers and directors; and

•	general political, economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market price of equity securities of many companies. Broad market and industry fluctuations, as well as general economic, political and market conditions, may negatively impact the market price of our ordinary shares.

In the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation or derivative actions. We may also be the target of these types of litigation and actions in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If equity research analysts issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares relies in part on the research and reports that equity research analysts publish about us and our business. The price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

You may experience immediate dilution.

Given effect to the issuance of ordinary shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our expected net income available to our shareholders per share and funds from operations per share. The actual amount of dilution cannot be determined at this time and will be based on a number of factors. See “Dilution” on page S-19 of this prospectus supplement for additional information regarding potential dilution.

You may experience future dilution as a result of future equity offerings.

To the extent that we raise additional funds through the sale of equity or securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares or substantially similar securities, the issuance of such securities will result in dilution to our shareholders. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares or substantially similar securities, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales of our ordinary shares in the public market could cause our share price to fall.

Sales by us or the shareholders of a substantial number of our ordinary shares in the public market, either on the Nasdaq or TASE, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. As of March 31, 2017, we had 36,421,406 ordinary shares outstanding.

Under the registration statement on Form F-3 used in this offering, we may offer from time to time up to an aggregate of $100,000,000 of our ordinary shares in one or more offerings. Furthermore, except for shares held by our affiliates as contemplated by Rule 144 under the United States Securities Act of 1933, as amended (the “Securities Act”), all of the ordinary shares that are outstanding as of March 31, 2017, as well as the 2,320,331 ordinary shares issuable upon exercise of outstanding options and 25,333 restricted shares granted to certain managers, are freely tradable in the United States without restrictions or further registration under the Securities Act. Approximately 23% of our outstanding ordinary shares are beneficially owned by affiliates. These entities could resell the shares into the public markets in the United States in the future in accordance with the requirements of Rule 144, which include certain limitations on volume.

In addition, according to the provisions of a certain registration rights agreement, Damar Chemicals Inc., a company registered in Panama (“Damar”), Leon Recanati, Gov Financial Holdings Ltd., a company organized under the laws of the State of Israel (“Gov”) and wholly-owned by Mr. Recanati, and David Tsur and their respective affiliates, are entitled, until no later than June 2018, to require that we register their 8,386,561 ordinary shares under the Securities Act for resale into the public markets in the United States. All shares sold pursuant to an offering covered by such registration statement will be freely tradable in the United States, except for shares purchased by affiliates.

The significant share ownership positions of Leon Recanati, the current Chairman of our board of directors, and the Hahn family may limit our shareholders’ ability to influence corporate matters.

Leon Recanati, the Chairman of our board of directors, and the Hahn family (including Jonathan Hahn, a member of our board of directors), owned, directly and indirectly, 10.9% and 10.0% of our outstanding ordinary shares, respectively, as of December 31, 2016. Accordingly, if Leon Recanati and the Hahn family vote the shares that they own or control together, they will be able to significantly influence the outcome of matters required to be submitted to our shareholders for approval, including decisions relating to the election of our board of directors and the outcome of any proposed merger or consolidation of our company. Their interests may not be consistent with those of our other shareholders. In addition, these parties’ significant interest in us may discourage third parties from seeking to acquire control of us, which may adversely affect the market price of our shares. On March 6, 2013, a shareholders agreement was entered into, effective March 4, 2013, pursuant to which Mr. Recanati and any company controlled by him (collectively, the “Recanati Group”), on the one hand, and Damar, TUTEUR S.A.C.I.F.I.A (“Tuteur”) (companies controlled by the Hahn family) and their affiliates (collectively, the “Damar Group”), on the other hand, have each agreed to vote the ordinary shares beneficially owned by them in favor of the election of director nominees designated by the other group as follows: (i) three director nominees, so long as the other group beneficially owns at least 7.5% of our outstanding share capital, (ii) two director nominees, so long as the other group beneficially owns at least 5.0% (but less than 7.5%) of our outstanding share capital, and (iii) one director nominee, so long as the other group beneficially owns at least 2.5% (but less than 5.0%) of our outstanding share capital. In addition, to the extent that after the designation of the foregoing director nominees there are additional director vacancies, each of the Recanati Group and Damar Group have agreed to vote the ordinary shares beneficially owned by them in favor of such additional director nominees designated by the party who beneficially owns the larger voting rights in our Company. We are not party to such agreement or bound by its terms.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares have been traded on the TASE since August 2005, and on Nasdaq since May 2013. Trading in our ordinary shares on these markets takes place in different currencies (U.S. dollars on Nasdaq and NIS on the TASE), and at different times (due to different time zones, trading days and public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets may differ due to these and other factors. Any decrease in the price of our ordinary shares on the TASE could cause a decrease in the trading price of our ordinary shares on Nasdaq and a decrease in the price of our ordinary shares on Nasdaq could likewise cause a decrease in the trading price of our ordinary shares on the TASE.

Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, we would be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Holders (as defined in “Material Income Tax Considerations”), and having interest charges apply to distributions by us and the proceeds of share sales. See “Material Income Tax Considerations.”

Based on the financial information currently available to us and the nature of our business, we do not believe that we were classified as a PFIC for the taxable year ended December 31, 2016, and we do not expect that we will be classified as a PFIC for the taxable year ended December 31, 2017. However, this determination could be subject to change. U.S. Holders of our ordinary shares should consult their tax advisors in this regard.

We are a “foreign private issuer” and have disclosure obligations that are different from those of U.S. domestic reporting companies.

We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report short-swing profit recovery contained in Section 16 of the Exchange Act.

As we are a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow Israeli corporate governance practices rather than certain corporate governance requirements of Nasdaq, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the home country practices we follow instead. We have relied on this “foreign private issuer exemption” with respect to all the items listed under the heading “Item 16G. Corporate Governance” in our Annual Report on Form 20-F for the year ended December 31, 2016, including with respect to shareholder approval requirements in respect of equity issuances and equity-based compensation plans, the requirement to have independent oversight on our director nominations process and to adopt a formal written charter or board resolution addressing the nominations process, the quorum requirement for meetings of our shareholders and the Nasdaq requirement to have a formal charter for the compensation committee. We may in the future elect to follow home country practices in Israel with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively or as contemplated at the time of this offering.

We intend to use the net proceeds of this offering for general corporate purposes, including a Phase 3 study in the United States for Inhaled AAT for AATD upon FDA approval and a Phase 2/3 study with AAT (IV) for the treatment of GvHD in Europe and in the United States upon receipt of the relevant regulatory approvals and in-licensing of marketed products or technologies. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the net proceeds to us from this offering.  Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. We may find it necessary to shift funds reserved for one category of uses to another purpose.  For example, we may, subsequent to this offering, pursue strategic opportunities that may arise, such as potential in-licensing opportunities, partnerships or acquisition opportunities, although we have no current plans, commitments or agreements to do so as of the date of this prospectus supplement. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

We do not intend to pay dividends.

We have not recently declared or paid any cash dividends on our ordinary shares and do not intend to pay any cash dividends. Any agreements that we may enter into in the future may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to Israeli withholding taxes. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Your rights and responsibilities as our shareholder are governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders vote, or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and our articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Certain provisions of Israeli law and our articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or for our shareholders to elect different individuals to our board of directors, even if doing so would be beneficial to our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased. Under our articles of association, a merger shall require the approval of two-thirds of the voting rights represented at a meeting of our shareholders and voting on the matter, in person or by proxy, and any amendment to such provision shall require the approval of 60% of the voting rights represented at a meeting of our shareholders and voting on the matter, in person or by proxy. Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. With respect to certain mergers, Israeli tax law may impose certain restrictions on future transactions, including with respect to dispositions of shares received as consideration, for a period of two years from the date of the merger.

USE OF PROCEEDS

We estimate the net proceeds from the sale of ordinary shares by us in this offering will be approximately $           million (or approximately $                million if the underwriters’ option to purchase additional shares is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for general corporate purposes, including a Phase 3 study in the United States for Inhaled AAT for AATD upon FDA approval and a Phase 2/3 study with AAT (IV) for the treatment of GvHD in Europe and in the United States upon receipt of the relevant regulatory approvals and in-licensing of marketed products or technologies.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the net proceeds to us from this offering. Our management will have broad discretion regarding the timing and application of the net proceeds from this offering.  We may find it necessary to shift funds reserved for one category of uses to another purpose.  For example, we may, subsequent to this offering, pursue strategic opportunities that may arise, such as potential in-licensing opportunities, partnerships or acquisition opportunities.

Pending the uses described above, we intend to invest the net proceeds in short- and intermediate-term securities, including interest-bearing, investment-grade securities.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares began trading on the Nasdaq Global Select Market on May 31, 2013, under the symbol “KMDA”. The following table sets forth the range of high and low prices for our ordinary shares as reported on Nasdaq for the periods indicated.

	High	Low
Annual:
2016	$6.29	$3.26
2015	$5.15	$3.19
2014	$17.95	$3.02
Quarterly:
Third Quarter 2017 (through July 26, 2017)	$6.05	$4.55
Second Quarter 2017	$8.61	$5.40
First Quarter 2017	$7.25	$5.50
Fourth Quarter 2016	$6.29	$5.05
Third Quarter 2016	$5.34	$3.63
Second Quarter 2016	$4.19	$3.60
First Quarter 2016	$4.44	$3.26
Fourth Quarter 2015	$4.47	$3.24
Third Quarter 2015	$4.12	$3.19
Second Quarter 2015	$5.15	$3.75
First Quarter 2015	$4.83	$3.79
Most Recent Six Months:
July 2017 (through July 26, 2017)	$6.05	$4.55
June 2017	$8.61	$5.40
May 2017	$7.34	$6.65
April 2017	$7.25	$6.80
March 2017	$7.10	$6.65
February 2017	$7.25	$6.28
January 2017	$6.25	$5.50

The closing price of our ordinary shares on Nasdaq on July 26, 2017 was $5.15 per share.

Our ordinary shares began trading on the Tel Aviv Stock Exchange on August 31, 2005, under the symbol “KMDA”. The following table sets forth, for the periods indicated, the high and low closing prices for our ordinary shares in New Israeli Shekels, or NIS, and U.S. dollars. U.S. dollar per share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	Price Range (NIS)				Price Range ($)
	High		Low		High	Low
Annual:
2016	NIS	23.25	NIS	13.10	$6.05	$3.44
2015	NIS	19.33	NIS	12.09	$4.85	$3.12
2014	NIS	62.00	NIS	11.60	$17.75	$3.00
Quarterly:
Third Quarter 2017 (through July 26, 2017)	NIS	21.05	NIS	19.17	$5.96	$5.37
Second Quarter 2017	NIS	29.20	NIS	19.05	$8.24	$5.38
First Quarter 2017	NIS	27.10	NIS	20.89	$7.29	$5.41
Fourth Quarter 2016	NIS	23.25	NIS	19.27	$6.05	$5.10
Third Quarter 2016	NIS	19.79	NIS	14.05	$5.28	$3.64
Second Quarter 2016	NIS	16.05	NIS	14.08	$4.28	$3.65
First Quarter 2016	NIS	17.23	NIS	13.10	$3.27	$3.37
Fourth Quarter 2015	NIS	17.48	NIS	13.03	$4.50	$3.37
Third Quarter 2015	NIS	15.77	NIS	12.09	$4.14	$3.12
Second Quarter 2015	NIS	19.29	NIS	14.11	$4.91	$3.71
First Quarter 2015	NIS	19.33	NIS	15.00	$4.85	$3.82
Most Recent Six Months:
July 2017 (through July 26, 2017)	NIS	21.05	NIS	19.17	$5.96	$5.37
June 2017	NIS	29.20	NIS	19.05	$8.24	$5.38
May 2017	NIS	26.90	NIS	24.25	$7.45	$6.73
April 2017	NIS	26.50	NIS	24.53	$7.29	$6.76
March 2017	NIS	25.90	NIS	24.03	$7.02	$6.53
February 2017	NIS	27.10	NIS	23.55	$7.29	$6.25
January 2017	NIS	23.92	NIS	20.89	$6.20	$5.45

The closing price of our ordinary shares on TASE on July 26, 2017 was NIS 19.17, or $5.37 per share.

DIVIDEND POLICY

We have not recently declared or paid any cash dividends on our ordinary shares and do not intend to pay any cash dividends. Any agreements that we may enter into in the future may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to Israeli withholding taxes. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

DILUTION

The net tangible book value of our ordinary shares as of March 31, 2017 was approximately $62.8 million, or approximately $1.73 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of ordinary shares outstanding.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of ordinary shares in this offering and the net tangible book value per share of our ordinary shares immediately afterwards. After giving effect to the sale by us of ordinary shares in this offering at the public offering price of $        per share and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2017 would have been approximately $          million, or $            per share. This represents an immediate increase in net tangible book value of $           per share to existing shareholders and an immediate dilution of $          per share to new investors purchasing ordinary shares in this offering. The following table illustrates this dilution:

Public offering price per share	$
Net tangible book value per share as of March 31, 2017		$1.73
Increase per share attributable to new investors after giving effect to the offering

Net tangible book value per share after giving effect to the offering

Dilution in net tangible book value per share to new investors	$

If the underwriters’ option to purchase additional ordinary shares is exercised in full to purchase additional ordinary shares in this offering, based upon the public offering price of $            , the as adjusted net tangible book value per share after giving effect to the offering would be $            per share, the increase in the net tangible book value per share to existing shareholders would be $            per share and the dilution to the new investors would be $         per share.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering or the release of restricted shares. The foregoing table is based upon 36,421,406 ordinary shares outstanding as of March 31, 2017 and does not include the ordinary shares subject to the underwriters’ option to purchase additional ordinary shares and also excludes the following:

•
an aggregate of 2,320,331 ordinary shares issuable upon exercise of options at a weighted average exercise price of NIS 35.29 (or approximately $9.80) per share and an aggregate of 25,333 restricted shares granted to certain managers;

•	an aggregate of 178,573 ordinary shares reserved for future issuance under our 2011 Israeli Share Award Plan as of March 31, 2017; and

•	no ordinary shares issued since March 31, 2017.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of March 31, 2017:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of         ordinary shares at the public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

The financial data in the following table should be read in conjunction with our consolidated unaudited financial information included on our Form 6-K, furnished to the SEC on May 16, 2017, as well as other information that has been incorporated by reference into this prospectus supplement.

	Unaudited As of March 31, 2017
	Actual	As adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and short-term investments (1)	$28,643
Total debt (2)	1,767
Shareholders’ Equity:
Ordinary shares, NIS 1.00 par value, 70,000,000 shares authorized, 36,421,406 shares issued and outstanding as of March 31, 2017; 70,000,000 shares authorized, shares issued and outstanding, as adjusted	$9,321	$
Additional paid-in capital	162,686
Capital reserve due to translation to presentation currency	(3,490)
Capital reserve from hedges	158
Other capital reserves	9,981
Accumulated deficit	(115,441)
Total shareholders’ equity	63,215
Total capitalization[2]	$64,982	$

____________

(1) Cash, cash equivalents and short-term investments does not include other current asset line items such as trade receivables, other accounts receivables and inventories.

(2)  Total debt includes bank loans, long-term loans and capital leases and excludes certain line items such as trade payables, deferred revenues and employee benefit liabilities.

The number of our ordinary shares to be outstanding immediately after this offering is based upon 36,421,406 ordinary shares outstanding as of March 31, 2017. The number of ordinary shares does not include the ordinary shares subject to the underwriters’ option to purchase additional shares and also excludes the following:

•
an aggregate of 2,320,331 ordinary shares issuable upon exercise of options at a weighted average exercise price of NIS 35.29 (or approximately $9.80) per share and an aggregate of 25,333 restricted shares granted to certain managers;

•	an aggregate of 178,573 ordinary shares reserved for future issuance under our 2011 Israeli Share Award Plan as of March 31, 2017; and
•	no ordinary shares issued since March 31, 2017.

MATERIAL INCOME TAX CONSIDERATIONS

Certain Material Israeli Tax Consequences

This section contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Taxation of Shareholders

Israeli Resident Shareholders.  Under present Israeli tax legislation, real capital gain derived by an Israeli resident company is generally subject to corporate tax at the rate of 24% in 2017, which is expected to be reduced to 23% for the 2018 tax year and thereafter.  The withholding tax rate on the sale of traded shares by an Israeli-resident company is the corporate tax rate (currently 24%).

In general, under present Israeli tax legislation, real capital gain derived by an Israeli resident individual (who is not a “Substantial Shareholder”, as defined below) from the sale of shares which have been purchased on or after January 1, 2003, is subject to tax at a rate of 25%, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, in which case the rate would be 30%.  Additionally, if such a shareholder is considered a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. Individual shareholders dealing in securities in Israel are taxed at their marginal tax rates applicable to business income (up to 47% in 2017 and thereafter). The withholding tax rate on the sale of traded shares by an Israeli-resident individual is 25%.

Non-Israeli Resident Shareholders.  In general, under present Israeli tax legislation, a non-Israeli resident who derives capital gains from the sale of traded securities of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel may be exempt from Israeli capital gains tax, provided that the seller of the shares does not (i) have a permanent establishment in Israel to which the generated capital gain is attributed or (ii) maintain a business of trading in securities. A foreign resident company shall not be entitled to such tax exemption if it is managed and controlled from Israel or Israeli residents are controlling shareholders of the foreign resident company or are the direct or indirect beneficiaries of, or entitled to 25% or more of, the income or profits of such foreign resident company.

In addition, the sale of the shares by non-Israeli residents may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, or the “Israel-U.S.A. Double Tax Treaty,” generally exempts U.S. residents (for purposes of the Israel-U.S.A. Double Tax Treaty) from Israeli capital gains tax in connection with such sale, provided that (i) the U.S. resident owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, if an individual, has been present in Israel for less than 183 days (in the aggregate) during the taxable year; (iii) the capital gain from the sale was not generated through a permanent establishment of the U.S. resident in Israel; and (iv) the capital gain arising from such sale is not treated as royalties.

In the event that the exemption under the Israel-U.S.A. Double Tax Treaty would not apply and the sale of the shares would be subject to Israeli capital gain tax, the taxpayer may be permitted to claim under the Israel-U.S.A. Double Tax Treaty a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, subject to the limitations under U.S. law applicable to foreign tax credits. The Israel-U.S.A. Double Tax Treaty does not relate to U.S. state or local taxes.

Israeli stockbrokers or Israeli financial institutions may be required to withhold tax at source from the consideration from the sale of shares, at the rate of 25%, with regard to non-Israeli resident individuals or at the corporate tax rate (currently 24%) with regard to non-Israeli resident corporations, unless the foreign resident recipient has demonstrated his status as foreign resident and his entitlement for a tax exemption.

Taxation of Shareholders in Reciept of Dividends

Distributions made to our shareholders are generally subject to Israeli withholding tax. If the dividend is distributed from income attributed to an Approved/ Privileged Enterprise, within the meaning of the Israeli Encouragement of Capital Investment Law, 1959, the withholding tax rate is 20%, subject to a reduced tax rate under the provisions of an applicable tax treaty, provided that a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

If the dividend is distributed from income not attributed to an Approved/Privileged Enterprise, the following withholding tax rates will apply: (i) for Israeli resident corporations — 0%, (ii) for Israeli residents and non-Israeli resident individuals and non-Israeli resident corporations who are not a Substantial Shareholder at the time of the dividend distribution or during the 12 months preceding the payment — 25%, (iii) for Israeli residents and non-Israeli resident individuals and non-Israeli resident corporations who are a Substantial Shareholder — 30%, provided that the withholding tax rate would be 25% if the shares are registered with a nominee company. For non-Israeli residents, the above withholding tax rates are subject to a reduced rate under the provisions of an applicable double tax treaty, provided that a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

For example, under the Israel-U.S.A. Double Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a shareholder who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. With respect to dividends paid to a U.S. corporation that held 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed and the preceding tax year and provided that not more than 25% of the gross income of the paying corporation for such prior taxable year (if any) consists of certain interest or dividends, the maximum rate of tax withheld at source is 12.5%; provided, however, that if the paying corporation is an Approved Enterprise, the applicable withholding tax rate under such circumstances is reduced to 15%. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel, whether an Israeli resident or a non-Israeli resident, are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 640,000 in 2017 and thereafter, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Israeli Innovation Authority

We previously received grants from the Government of the State of Israel through the Israel Innovation Authority of the Israeli Ministry of Economy and Industry (the “IIA”) (formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy) for five research and development programs in the aggregate amount of approximately $1.7 million as of March 31, 2017, which amount has accrued aggregate interest of approximately $8,252 as of such date, and we had paid aggregate royalties to the IIA for these programs in the amount of approximately $1.0 million and had a contingent liability to the IIA in the amount of approximately $0.7 million (excluding any interest thereon) as of March 31, 2017.  For a description of our obligations in connection with the grants from the IIA under The Encouragement of Industrial Research, Development and Technological Innovation in the Industry Law, 5744-1984, see “Item 10E. Taxation — Israeli Tax Considerations and Government Programs — The Encouragement of Industrial Research, Development and Technological Innovation in the Industry Law, 5744-1984 (formerly known as The Encouragement of Industrial Research and Development Law, 5744-1984)” in our Annual Report on Form 20-F for the year ended December 31, 2016.

Certain Material United States Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to U.S. Holders that purchase our ordinary shares pursuant to this offering and that will hold our ordinary shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This description does not address many of the tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, certain financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•
partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S-corporations;

•	persons whose “functional currency” is not the U.S. Dollar;

•	persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares; or

•	persons holding our ordinary shares in connection with a trade or business conducted outside the United States.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, the additional Medicare tax consequences, or any state, local or foreign tax consequences of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that the IRS’s position would not be sustained.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any jurisdiction thereof; or

•	a trust or estate the income of which is subject to United States federal income taxation regardless of its source.

Persons considering an investment in our ordinary shares should consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to a U.S. Holder with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain pro rata distributions of our ordinary shares to all our shareholders, generally will be includible in the U.S. Holder’s income as dividend income to the extent the distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, dividends on our ordinary shares will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” to the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of tax basis in our ordinary shares and thereafter as capital gain. We do not, however, expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

Dividends paid to U.S. Holders with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from taxable income or credited against U.S. federal income tax liability. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if certain minimum holding period requirements are not satisfied. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent they will be entitled to this credit.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” U.S. Holders generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on the sale, exchange or other disposition and the holder’s tax basis in our ordinary shares, and any gain or loss will be capital gain or loss. The tax basis in an ordinary share generally will be equal to the cost of the ordinary share. For non-corporate U.S. Holders, capital gain from the sale, exchange or other disposition of ordinary shares may be treated as long-term capital gain, eligible for a preferential rate of taxation, if such ordinary shares have been held for more than one year prior to such sale, exchange or other disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

If we were to be classified as a “passive foreign investment company,” (“PFIC”), in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either

•	at least 75% of its gross income is “passive income”, or

•	at least 50% of the average quarterly value of its gross assets is attributable to assets that produce passive income or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income and amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as directly receiving its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we generally will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

However, our PFIC status for each taxable year may be determined only after the end of such year and will depend on the composition of our income and assets, our activities and the value of our assets (which may be determined in large part by reference to the market value of our ordinary shares, which may be volatile) from time to time. If we are a PFIC then unless a U.S. Holder makes one of the elections described below, a special tax regime will apply to both (i) any “excess distribution” by us to that U.S. Holder (generally, the U.S. Holder’s ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by the holder in the shorter of the three preceding years or its holding period for our ordinary shares) and (ii) any gain realized on the sale or other disposition of the ordinary shares.

Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for that year (other than income allocated to the current period or any taxable period before we became a PFIC, which will be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and will not be subject to the interest charge discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to a U.S. Holder will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.” Certain elections may be available that would result in an alternative treatment (such as a qualified electing fund election and mark-to-market election) of our ordinary shares. We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this paragraph would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

In addition, if we are determined to be a PFIC, all U.S. Holders may be required to file tax returns (including on IRS Form 8621) containing such information as the U.S. Treasury may require. For example, if a U.S. Holder owns ordinary shares during any year in which we are classified as a PFIC and the U.S. Holder recognizes gain on a disposition of our ordinary shares or receives distributions with respect to our ordinary shares, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. The failure to file this form when required could result in substantial penalties.

Based on the financial information currently available to us and the nature of our business, we do not believe that we were classified as a PFIC for the taxable year ending December 31, 2016, and we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2017. However, this determination could be subject to change. If, contrary to our expectations, we were to be classified as a PFIC, U.S. Holders of ordinary shares will be subject to the adverse tax consequences described above and may be required to file form 8621 with respect to their ownership of our ordinary shares in the year in which we were a PFIC. U.S. Holders of our ordinary shares should consult their tax advisors in this regard.

Backup Withholding and Information Reporting Requirements

U.S. backup withholding and information reporting requirements may apply to payments to holders of our ordinary shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a corporation). A payor may be required to backup withhold from payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. Any amounts withheld under the backup withholding rules generally should be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals (and certain entities) may be required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated July    , 2017, between us and Cantor Fitzgerald & Co., as representative of the underwriters named below (the “Representative”) and the sole book-running manager of this offering, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the ordinary shares shown opposite its name below.

Underwriter	Number of Shares
Cantor Fitzgerald & Co.
Raymond James & Associates, Inc.
Oppenheimer & Co. Inc.
Ladenburg Thalmann & Co. Inc.
Chardan Capital Markets, LLC
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by its counsel.  The underwriting agreement provides that the several underwriters will purchase all of the ordinary shares if any of them are purchased.  We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ordinary shares subject to the acceptance of the ordinary shares from us and subject to prior sale.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of          ordinary shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $           per ordinary share. After the offering, the Representative may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering.  Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $          .  We have also agreed to reimburse the underwriters for up to $15,000 for their FINRA counsels’ fees and expenses, which reimbursed fee is deemed underwriting compensation for this offering by FINRA.

Listing

Our ordinary shares are listed on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange under the trading symbol “KMDA.”

No Sales of Similar Securities

We, our officers and our directors have agreed, subject to certain specified exceptions, not to directly or indirectly, for a period of 90 days after the date of the underwriting agreement:

•
sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of, any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially;

•
enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares; or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of the Representative.

In addition, we and each such person agrees that, without the prior written consent of Cantor Fitzgerald & Co., we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

Cantor Fitzgerald & Co. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering.  These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market.  Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares in this offering.  The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market.  In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional ordinary shares.

“Naked” short sales are sales in excess of the option to purchase additional ordinary shares.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares.  A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.  Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares.  As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.  A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares.  The underwriters are not obligated to engage in these activities and, if commenced, may end any of these activities at any time.

Passive Market Making

The underwriters may also engage in passive market making transactions in our ordinary shares on the Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and, if commenced, may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters, selling group members (if any) or their affiliates.  The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.  Other than the prospectus in electronic format, the information on the underwriters’ web site and any information contained in any other web site maintained by the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending.  The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business, the underwriters and their affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. However, no stamp taxes will be payable to the State of Israel in connection with the sale of shares offered hereby.

Notice to Investors

Canada

        This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the ordinary shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the ordinary shares and any representation to the contrary is an offence.

        Canadian investors are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement is exempt from the requirement that we and the underwriter(s) provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between us and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

        The offer and sale of the ordinary shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus under applicable Canadian securities laws. Any resale of the ordinary shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the ordinary shares outside of Canada.

Representations of Purchasers

        Each Canadian investor who purchases the ordinary shares will be deemed to have represented to us and the underwriter(s) that the investor (i) is purchasing the ordinary shares as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions ("NI 45-106") or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the ordinary shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the ordinary shares or with respect to the eligibility of the ordinary shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

        Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;
•
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

•
to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or
•	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, our company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at, investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the ordinary shares and certain other legal matters as to Israeli law will be passed upon for us by Fischer Behar Chen Well Orion & Co., Tel Aviv, Israel. Certain legal matters as to United States law will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Certain legal matters as to Israeli law will be passed upon for the underwriters by Gornitzky & Co., Tel Aviv, Israel, and certain legal matters as to United States law will be passed upon on behalf of the underwriters by Cooley LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Kamada Ltd. appearing in Kamada Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2016, have been audited by Kost Forer Gabbay & Kasierer, Certified Public Accountants, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus supplement, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and substantially all of our directors and officers and the Israeli experts named therein are located outside the United States, any judgment obtained in the United States against us or any of these persons may be difficult to collect within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

We have been informed by our legal counsel in Israel, Fischer Behar Chen Well Orion & Co., that there is doubt as to the enforceability of civil liabilities under U.S. securities laws pursuant to original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws, on the grounds that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•	the judgment may no longer be appealed;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;
•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus supplement and the accompanying prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file reports, including annual reports, and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC on Form 6-K, unaudited quarterly financial information.

You may read and copy the registration statement, including the related exhibits and schedules, as well as any document we file with the SEC without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.kamada.com. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not intended to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus supplement and the accompanying prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this prospectus supplement is first filed with the SEC, and until the termination or completion of the offering under this prospectus supplement and the accompanying prospectus:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016;

•
our reports on Form 6-K furnished to the SEC on January 23, 2017, February 8, 2017, February 9, 2017, February 21, 2017, May 16, 2017, May 24, 2017, June 5, 2017, June 7, 2017, June 12, 2017, June 22, 2017 and July 20, 2017; and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on May 28, 2013, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus supplement and the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement and the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

Kamada Ltd.
c/o Gil Efron
Deputy Chief Executive Officer and Chief Financial Officer
2 Holzman St.,
Science Park, P.O. Box 4081,
Rehovot, 7670402
Israel
Tel: +972 8 9406472
Email: gile@kamada.com

Prospectus

$100,000,000
Ordinary Shares Offered by the Company

We may offer and sell from time to time in one or more offerings up to a total amount of $100,000,000 of our ordinary shares. Each time we sell ordinary shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in our ordinary shares.

Our ordinary shares are traded on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange under the symbol “KMDA.”

Investing in our ordinary shares involves a high degree of risk. Risks associated with an investment in our ordinary shares will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 3.

The ordinary shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of our ordinary shares with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of our ordinary shares and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         .

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $100,000,000 of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “securities” throughout this prospectus.

Each time we sell ordinary shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation by Reference” before buying the ordinary shares being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, “U.S. dollars,” “$” or “dollars” are to United States dollars, and the terms “we,” “us,” “our company,” “our,” and “Kamada” refer to Kamada Ltd., along with its consolidated subsidiaries.

Overview

We are an orphan drug focused, plasma-derived protein therapeutics company with an existing marketed product portfolio and a robust late-stage product pipeline. We use our proprietary platform technology and know-how for the extraction and purification of proteins from human plasma to produce Alpha-1 Antitrypsin ("AAT") in a high-purity, liquid form, as well as other plasma-derived immune globulins. AAT is a protein derived from human plasma with known and newly discovered therapeutic roles given its immuno-modulatory, anti-inflammatory, tissue protective and antimicrobial properties. Our flagship product, Glassia, is the first and only liquid, ready-to-use, intravenous plasma-derived AAT product approved by the U.S. Food and Drug Administration (the "FDA"). We market Glassia through a strategic partnership with Baxalta US Inc. (formerly Baxter International Inc.'s BioScience business and now part of Shire plc) in the United States. On October 6, 2016, we amended the strategic supply and distribution agreement with Shire, and extended the period of minimum purchases of Glassia until 2020. Minimum revenue for Glassia in such extended agreement for the years 2017 to 2020 will reach approximately $237 million and may be expanded to $288 million during that period. We also market Glassia in other counties through local distributors. In addition to Glassia, we have a product line consisting of about seven other pharmaceutical products administered by injection or infusion, which are marketed in more than 15 countries, including Israel, Russia, Brazil, India and other countries in Latin America, Africa and Asia. We currently have five late-stage plasma-derived protein products in development, including our inhaled formulation of AAT for treatment of AAT deficiency ("Inhaled AAT for AATD"), for which we completed a pivotal Phase 2/3 clinical trial in Europe and a Phase 2 clinical trial in the United States. We submitted a Marketing Authorization Application in Europe for our Inhaled AAT for AATD which has been recently withdrawn and we intend to resubmit the application once we obtain additional data from our planned Phase 3 US pivotal study of Inhaled AAT for AATD which we plan to initiate in 2018. In addition, our intravenous AAT is in development for other indications such as type-1 diabetes, GvHD and prevention of lung transplant rejection. In addition we submitted a Biologic License Application for our Rabies IgG and PDUFA date is set for August 29, 2017.  In addition to our propriety products, we leverage our expertise and presence in the plasma-derived protein therapeutics market by distributing more than 10 complementary products in Israel that are manufactured by third parties.

Glassia is indicated as a chronic augmentation and maintenance therapy in adults with clinically evident emphysema due to severe congenital AAT deficiency (“AATD”). Glassia is administered intravenously once a week to augment the levels of AAT in the blood. AAT is a naturally occurring protein found in a derivative of plasma known as fraction IV. AAT regulates the activity of certain white blood cells known as neutrophils and reduces cell inflammation. Patients with genetic AATD suffer from a chronic inflammatory state, lung tissue damage and a decrease in lung function. We believe that our second generation AAT product, Inhaled AAT for AATD, is currently the only aerosolized AATD treatment in advanced stages of clinical development. We believe that Inhaled AAT for AATD will increase patient convenience and reduce the need for patients to use intravenous infusions of AAT products, thereby further reducing the risk of infection, decreasing the need for clinic visits or nurse home visits and reducing medical costs. In addition, because Inhaled AAT for AATD would be delivered directly to the affected tissue through a nebulizer using a lower dosage, we believe that this product, if approved, will enable us to treat significantly more patients from the same amount of plasma and production capacity and therefore increase our profitability.

Our products are produced using our advanced proprietary technologies and know-how for the separation and purification of proteins derived from human plasma. We produce our plasma-derived protein therapeutics in our state-of-the-art, cGMP compliant, FDA-approved, large scale production facility located in Beit Kama, Israel.

We operate in two segments: the Proprietary Products segment, in which we develop and manufacture plasma-derived therapeutics and market them in more than 15 countries, and the Distribution segment, in which we distribute drugs manufactured by third-parties for critical use in Israel, most of which are produced from plasma or its derivative products.

The address of our principal executive office is 2 Holzman Street, Science Park, P.O. Box 4081, Rehovot, 7670402, Israel, and our telephone number is +972 8 9406472.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under “Item 3. Key Information - D. Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements that relate to future events or our future financial performance, which express the current beliefs and expectations of our management. Such statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual future results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include all statements that are not historical facts and can be identified by words such as, but without limitation, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “likely,” “will,” “would,” “could,” and similar expressions or phrases. We have based these forward-looking statements largely on our management’s current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about: Inhaled AAT for AATD increasing patient convenience and reducing the need for patients to use intravenous infusions of AAT products, thereby further reducing the risk of infection, decreasing the need for clinic visits or nurse home visits and reducing medical costs; and Inhaled AAT for AATD enabling us to treat significantly more patients from the same amount of plasma and production capacity and therefore increasing our profitability. All forward-looking statements involve risks, assumptions and uncertainties. You should not rely upon forward-looking statements as predictors of future events. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which may not predictable or within our control. Actual results may differ materially from expected results. See the sections “Risk Factors” in the applicable prospectus supplement and “Item 3. Key Information - D. Risk Factors” in our most recent Annual Report on Form 20-F for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All of the forward-looking statements we have included in this prospectus and the documents incorporated in it by reference are based on information available to us on the date of this prospectus. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated in it by reference might not occur.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

DESCRIPTION OF OUR ORDINARY SHARES

Upon the closing of this offering, our authorized share capital will consist of NIS 70,000,000 divided into 70,000,000 Ordinary Shares of a nominal value of NIS 1.0 each. As of July 13, 2017, 36,421,406 ordinary shares were issued and outstanding. As of such date, there were outstanding options for the purchase of an aggregate of 2,286,165 ordinary shares at a weighted average exercise price of NIS 35.17 (or approximately $9.89), per share and an aggregate of 25,333 restricted shares granted to certain managers of the Company. Such options and restricted shares were granted under our 2011 Israeli Share Plan.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable and have equal rights. Our ordinary shares are not redeemable and do not have any preemptive rights. Pursuant to the Israeli Securities Law, 5728-1968 (“Israeli Securities Law”), a company whose shares are traded on the Tel Aviv Stock Exchange (the “TASE”) may not have more than one class of shares except for preferred shares (which may have a dividend preference but may not have any voting rights), all outstanding shares must be validly issued and fully paid and must be registered for trading on the TASE. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for anti-terror legislation and legislation prohibiting citizens of countries that are, or have been, in a state of war with Israel from being recognized as owners of ordinary shares.

The description below is a summary of the material provisions of our articles of association and of related material provisions of the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”).

Ordinary Shares

Voting

Holders of our ordinary shares have one vote per ordinary share on all matters submitted to a vote of shareholders at a shareholders’ meeting. Shareholders may vote at shareholder meetings either in person, by proxy or, with respect to certain resolutions, by a voting instrument.

Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles of association, directors (other than external directors, if any) are elected by the holders of a simple majority of our ordinary shares at a general shareholder meeting (excluding abstentions). As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting and voting thereon (excluding abstentions) have the power to elect any or all of our directors whose positions are being filled at that meeting (subject to the special approval requirements under the Israeli Companies Law for the election of external directors, if any). In addition, under our articles of association, vacancies on our board of directors, including vacancies resulting from there being fewer than the maximum number of directors permitted by our articles of association, may be filled by a vote of a simple majority of the directors then in office.

Dividend and Liquidation Rights

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Israeli Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, after subtracting earlier distributions if they have not yet been subtracted from the earnings, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their shareholdings. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future (subject to applicable law and applicable stock exchange rules).

Shareholder Meetings

Under the Israeli Companies Law, we are required to convene an annual general meeting of our shareholders at least once every calendar year and within a period of not more than 15 months following the preceding annual general meeting. Our board of directors may convene a special general meeting of our shareholders whenever it sees fit and is required to do so upon the written request of two directors or one quarter of the serving members of our board of directors, or one or more holders of 5% or more of our outstanding share capital and 1% of our voting power, or the holder or holders of 5% or more of our voting power.

The Israeli Companies Law requires that resolutions regarding the following matters (among others) be approved by our shareholders at a general meeting: amendments to our articles of association; appointment, terms of service and termination of service of our auditors; election of external directors; approval of certain related party transactions; increases or reductions of our authorized share capital; mergers; and the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is essential for our proper management.

The chairman of our board of directors presides over our general meetings. However, if at any general meeting the chairman is not present within 15 minutes after the appointed time, or is unwilling to act as chairman of such meeting, then the shareholders present will choose any other person present to be chairman of the meeting. Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as company listed also on an exchange outside of Israel, may be between four and 40 days prior to the date of the meeting.

Israeli law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger or the approval of the compensation policy, notice must be provided at least 35 days prior to the meeting.

Quorum

Pursuant to our articles of association, the quorum required for a meeting of our shareholders is the presence of two or more shareholders present in person, by proxy or by a voting instrument, who hold at least 25% of our voting power. A meeting adjourned for lack of a quorum is generally adjourned to one week thereafter at the same time and place, or to such other day, time and place, as our board of directors may indicate in the notice of the meeting to the shareholders. Pursuant to our articles of association, at the reconvened meeting, the meeting will take place with whatever number of participants present.

Resolutions

Under the Israeli Companies Law, unless otherwise provided in our articles of association or applicable law, all resolutions of the shareholders require a simple majority of the voting rights represented at the meeting, in person, by proxy or, with respect to certain resolutions, by a voting instrument, and voting on the resolution (excluding abstentions). Under Israeli law, a resolution for the voluntary winding up of the company requires the approval by the holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution (excluding abstentions). Under our articles of association, a merger shall require the approval of a special majority of the shareholders, as described below under “Merger.”

Access to Corporate Records

Under the Israeli Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of significant shareholders (as defined in the Israeli Companies Law), our articles of association, our financial statements and any document we are required by law to file publicly with the Israeli Companies Registrar or with the Israel Securities Authority. In addition, any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to: (i) any action or transaction with a related party which requires shareholder approval under the Israeli Companies Law; or (ii) the approval, by the board of directors, of an action in which an office holder has a personal interest. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial or technological secret or that the document’s disclosure may otherwise impair our interests.

Acquisitions Under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital (or over 90% of the issued and outstanding share capital of a certain class of shares) is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders (or all of the shareholders who hold shares of the same class) for the purchase of all of the issued and outstanding shares of the company or of a certain class. If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company.

Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, provided there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, that was approved by the company’s shareholders and whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror, and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or it may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them must refrain from making a subsequent tender offer for the purchase of shares of the target company and may not effect a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party's board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party's shareholders. Under our articles of association, a merger shall require the approval of 66.6% of the voting rights represented at a meeting of our shareholders and voting on the matter, in person or by proxy, and any amendment to such provision shall require the approval of 60% of the voting rights represented at a meeting of our shareholders and voting on the matter, in person or by proxy.

The board of directors of a merging company is required pursuant to the Israeli Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger.

In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Israeli Companies Law, a merging company must send a copy of the proposed merger plan to its secured creditors no later than three days after the date on which the merger proposal was submitted to the Israeli Companies Registrar. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Israeli Companies Law. Upon the request of a creditor of a merging company, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-takeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. We do not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of a majority of our shares represented and voting at a general meeting. Shareholders voting at such a meeting will be subject to the restrictions under the Israeli Companies Law described above in “- Ordinary Shares - Voting.” Pursuant to the Israeli Securities Law, a company whose shares are traded on the TASE may not have more than one class of shares except for preferred shares which may have a dividend preference but may not have any voting rights.

Tax Law

Israeli tax law treats some acquisitions, such as stock-for-stock swaps between an Israeli company and a foreign company, less favorably than U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges ordinary shares in an Israeli company for shares in a non-Israeli corporation to immediate taxation unless such shareholder receives authorization from the Israeli Tax Authority for different tax treatment.

Modification of Class Rights

The Israeli Companies Law and our articles of association provide that the rights of a particular class of shares may not be modified without the affirmative vote at a separate meeting of such class of a majority of shares actually participating in such class meeting.

Establishment

We were incorporated under the laws of the State of Israel on December 13, 1990 under the name Kamada Ltd. We are registered with the Israeli Registrar of Companies in Jerusalem. Our registration number is 51-152460-5. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful business.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC. The nominee company to the TASE in whose name most of our outstanding shares are held of record is Mizrahi Tefahot Registration Company Ltd.

Listing

Our ordinary shares are listed on the TASE and the Nasdaq Global Select Market under the symbol “KMDA.”

PLAN OF DISTRIBUTION

We may sell the ordinary shares from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The ordinary shares may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell ordinary shares covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such ordinary shares, including the offering price of the ordinary shares and the proceeds to us.

Offers to purchase the ordinary shares being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our ordinary shares will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the ordinary shares being offered by this prospectus, the ordinary shares will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the ordinary shares being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the ordinary shares, we or the purchasers of ordinary shares for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the ordinary shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase ordinary shares as a principal, and may then resell the ordinary shares at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the ordinary shares may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Our ordinary shares are traded on the Nasdaq Global Select Market and the TASE under the symbol “KMDA.” To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the ordinary shares by bidding for or purchasing ordinary shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if ordinary shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $67,590 which at the present time include the following categories of expenses:

SEC registration fee	$11,590
Legal fees and expenses	$40,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$1,000
Total	$67,590

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares and certain other legal matters as to Israeli law will be passed upon for us by Fischer Behar Chen Well Orion & Co., Tel Aviv, Israel. Certain legal matters as to United States law will be passed upon for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

The audited consolidated financial statements of Kamada Ltd. appearing in Kamada Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2016, have been audited by Kost Forer Gabbay & Kasierer, Certified Public Accountants, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act. Under the Exchange Act, we are required to file reports, including annual reports, and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read and copy the registration statement, including the related exhibits and schedules, as well as any document we file with the SEC without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.kamada.com. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not intended to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC, and until the termination or completion of that offering under this prospectus:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016;

•
our reports on Form 6-K furnished to the SEC on January 23, 2017, February 8, 2017, February 9, 2017, February 21, 2017, May 16, 2017, May 24, 2017, June 5, 2017, June 7, 2017, June 12, 2017 and June 22, 2017; and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on May 28, 2013, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Kamada Ltd.
c/o Gil Efron
Deputy Chief Executive Officer and Chief Financial Officer
2 Holzman St.,
Science Park, P.O. Box 4081,
Rehovot, 7670402
Israel
Tel: +972 8 9406472
Email: gile@kamada.com

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and substantially all of our directors and officers and the Israeli experts named therein are located outside the United States, any judgment obtained in the United States against us or any of these persons may be difficult to collect within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

We have been informed by our legal counsel in Israel, Fischer Behar Chen Well Orion & Co., that there is doubt as to the enforceability of civil liabilities under U.S. securities laws pursuant to original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws, on the grounds that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•	the judgment may no longer be appealed;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;
•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Shares

Kamada Ltd.

Ordinary Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Cantor Fitzgerald & Co.

Co-Managers

Raymond James	Oppenheimer & Co.	Ladenburg Thalmann	Chardan

, 2017